                                                      PricewaterhouseCoopers LLP
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                                                    DRAFT OF OPINION ANTICIPATED
                                                       TO BE RENDERED AT CLOSING

                              ______________, 2001

Board of Directors
American Century Premium Reserves, Inc.
4500 Main Street
Kansas City, Missouri 64141-6200

Board of Trustees
American Century Investment Trust
4500 Main Street
Kansas City, Missouri 64141-6200

Gentlemen:

         You have requested our opinion regarding certain Federal income tax consequences to Premium Government Reserve Fund and Premium Capital Reserve Fund
(each a "Fund" and collectively the "Funds"), each a series of American Century
Premium Reserves, Inc. ("ACPR"), to Premium Money Market Fund ("Acquiring"), a
series of American Century Investment Trust, and to the holders of the shares of the Funds, in connection with the proposed transfer of substantially all of the properties of the Funds to Acquiring in exchange solely for voting shares of
Acquiring ("Acquiring Shares"), followed by the distribution of such Acquiring
Shares received by the Funds in complete liquidation and termination of the
Funds (the "Reorganization"), all pursuant to the Agreement and Plan of
Reorganization included as an exhibit to Form N-14 filed by ACPR on ___________,
2001 (the "Form N-14") with the Securities and Exchange Commission (the
"Agreement").

         For purposes of this opinion, we have examined and rely upon the following: (1) the Agreement; (2) the Form N-14; and (3) such other documents and instruments as we have deemed necessary or appropriate. We assume that the
Reorganization will be carried out in accordance with the terms of the Agreement and as described in the documents and instruments we have examined.

         This opinion is based upon the assumption by us that each Fund and
Acquiring have and will each separately qualify and be treated as a regulated investment company under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code") for its respective taxable year that includes the closing date of the Reorganization. If this assumption is not correct, the
Reorganization may not qualify as a tax-free reorganization and, therefore, our opinion could be altered. For purposes of rendering this opinion, we have not been requested to undertake, nor have we undertaken, any investigation or inquiry as to whether this assumption is and will be correct.

         This opinion is conditioned among other things upon the Reorganization taking place in the manner described in the Agreement and the Form N-14 to which reference is made above.

         Based upon and subject to the foregoing and the conditions below, it is our opinion that, for Federal income tax purposes:

         (1) The transfer to Acquiring of substantially all of each Fund's properties in exchange solely for Acquiring Shares, followed by the distribution of Acquiring Shares received by each Fund in the Reorganization and of any money and other property of each Fund to its shareholders of the Funds in complete liquidation and termination of the respective Funds, will each constitute a reorganization within the meaning of section 368(a)(1) of the Code. Each Fund and Acquiring will each be "a party to a reorganization" within the meaning of
Section 368(b) of the Code.

         (2) No gain or loss will be recognized by a Fund upon its transfer to
Acquiring of substantially all of that Fund's properties in exchange solely for
Acquiring Shares or upon the distribution of the Acquiring Shares received by that Fund in the Reorganization to that Fund's shareholders in complete liquidation and termination of that Fund.

         (3) Acquiring will recognize no gain or loss upon receiving properties of the Funds in exchange for Acquiring Shares.

         (4) No gain or loss will be recognized by a shareholder of a Fund on the distribution to such shareholder by that Fund of Acquiring Shares received in the Reorganization in exchange for shares of that Fund.

         (5) The basis to Acquiring of the properties of the Funds transferred to Acquiring in the Reorganization will be the same as the basis of those properties in the hands of the Funds immediately before the exchange.

         (6) The basis of Acquiring Shares received by a shareholder of a Fund in the Reorganization will in the aggregate be the same as the basis of that
Fund's shares surrendered by a shareholder in exchange for Acquiring Shares.

         (7) A Fund shareholder's holding period for the Acquiring Shares received by the shareholder in the Reorganization will include the holding period during which the shareholder held the Fund shares surrendered in exchange therefor, provided that the shareholder held such Fund shares as a capital asset on the date of the Reorganization.

         (8) Acquiring's holding periods with respect to the Funds' properties that Acquiring acquires in the Reorganization will include the corresponding periods for which those properties were held by the Funds (except to the extent that an activity or investment of Acquiring has the effect of diminishing or eliminating a holding period with respect to an asset).

         The conclusions reached in this opinion represent and are based upon our best judgment regarding the application of Federal income tax laws arising under the Code, judicial decisions, administrative regulations, published rulings and other tax authorities existing as of the date of this opinion. This opinion is not binding upon the Internal Revenue Service or the courts and there is no guarantee that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein.
PricewaterhouseCoopers LLP undertakes no responsibility to advise any party or shareholder of any new developments in the application or interpretation of the
Federal income tax laws.

         This opinion does not address any Federal tax consequences of the transactions set forth herein, or transactions related or proximate to such transactions, except as specifically set forth herein. This opinion does not address any state, local, foreign, or other tax consequences that may result from any of the transactions set forth herein, or transactions related to such transactions. This opinion may not be relied upon by any other party to this transaction or in any other transaction without our prior written consent.

         This opinion is based upon the representations made to us and upon the documents, facts, and assumptions that have been included or referenced herein.
In rendering our opinion, we have relied upon such representations, documents and facts as being true, accurate and authentic without independent verification on our part. Our opinion may be altered if all the transactions described herein are not consummated as described herein without waiver or breach of any material provision thereof or if the facts and assumptions set forth herein or the representations made to us are not true and accurate at all relevant times. In the event any one of the facts or assumptions is incorrect, in whole or in part, the conclusions reached in this opinion might be adversely affected.

         We express no opinion as to the tax consequences of the Reorganization except as expressly set forth above, or as to any transaction except the
Reorganization.

                                                     Very truly yours,